EXHIBIT 99.1

Cellceutix Reports on Q2 Fiscal 2017, Prepares for Important Clinical Milestones

BEVERLY, MA – February 16, 2017 (GLOBE NEWSWIRE) Cellceutix Corporation, (OTCQB: CTIX) (“the Company”), a clinical stage biopharmaceutical company developing innovative therapies with dermatology, oncology, anti-inflammatory, and antibiotic applications, today provides a general business update, corporate outlook for on upcoming clinical milestones for its first-in-class drug candidates and select financial results for the second quarter of the fiscal year 2017 ended December 31, 2016. A comprehensive review of the latest quarter reported is available through Cellceutix’s recently submitted Form 10-Q with the Securities and Exchange Commission at www.sec.gov and on the Cellceutix website.

Portfolio Development

The second quarter of fiscal 2017 and the start of our third quarter proved very positive for Cellceutix’s three lead compounds, Brilacidin, Prurisol and Kevetrin. The past few months laid the groundwork for some fast-approaching milestones that represent pivotal moments for Cellceutix. As mentioned by management in previous news releases, a primary focus for the 2017 calendar year is completing work necessary to forge partnerships with larger pharmaceutical companies presently engaged with Cellceutix, some under Confidential Disclosure Agreements (CDAs). Should outcomes from ongoing clinical studies yield favorable results, the Company is optimistic that it will be able to capitalize on the data with respect to a partnership. Securing partnerships would generate substantial shareholder value, while also helping to advance the Company’s innovative drug candidates toward market approval, benefiting patients in need of additional safe and effective treatment options.

•	Brilacidin—Oral Mucositis (Phase 2 Trial)

•	Enrolling 60 patients, the study is evaluating Brilacidin as an oral rinse, 3 times daily for 7 weeks, to prevent and control Oral Mucositis (OM) in patients receiving chemoradiation therapy for head and neck cancer. Even though over 400,000 patients in the U.S. suffer from this condition, presently there are no approved drugs for the treatment of OM in this population, with only limited palliative care options available. Cellceutix’s goal with this trial is to show that Brilacidin has dual functionality in not only shortening the duration and intensity of OM in patients with head and neck cancers, but also preventing the onset of the condition, an accomplishment no other pharmaceutical company has achieved.

•	Upcoming Milestone: Interim analysis of the Phase 2 trial is expected in approximately 6 to 8 weeks.

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•	Brilacidin—Inflammatory Bowel Diseases Ulcerative Proctitis/Proctosigmoiditis (Phase 2a Trial)

•	This Proof-of-Concept trial includes enrolling 18 patients divided evenly into three cohorts. Review of safety data from the first 6 patients revealed that Brilacidin, administered for 6 weeks as a retention enema, at 50 mg once daily, appeared well-tolerated, with no measurable systemic absorption detected. Clinically meaningful improvements in symptoms were also demonstrated, as measured by physician assessments and patient reported outcomes, further supported with endoscopic evaluation. Brilacidin may show greater efficacy at higher dosing levels in the trial, which are comprised of 100 mg for the current cohort and 200 mg for the third cohort. Cellceutix believes that a successful trial creates an opportunity to explore Brilacidin for an array of other hard-to-treat Inflammatory Bowel Diseases that current lack effective therapeutics.

•	Upcoming Milestone: Cellceutix projects that an interim analysis of the second cohort will be completed in approximately two weeks. The trial is anticipated to be completed in 2Q2017.

Over the next month to two months, Cellceutix expects to have interim data from both Brilacidin trials. This is particularly important for the development of Brilacidin and pursuit of partnerships as the data can provide clinical evidence of the immunomodulatory and anti-inflammatory properties of Brilacidin for indications that represent areas of unmet medical needs.

•	Prurisol – Chronic Plaque Psoriasis (Phase 2b Trial)

•	Subject recruitment is now ongoing across the United States. The study increases the total daily oral dosing of Prurisol from a previous high of 200 mg, which was shown to be well-tolerated in a successfully completed Phase 2a trial, to include oral Prurisol 300 mg per day, oral Prurisol 400 mg per day, and placebo (3:1:3 randomization). Enrolling approximately 189 patients with moderate to severe chronic plaque psoriasis, treatment duration is 12 weeks (84 days). Primary efficacy is being evaluated using the Psoriasis Area and Severity Index (PASI). The Company believes now is an opportune time to develop an oral treatment for psoriasis given that currently available treatment options are limited, with many not easily administered and often associated with undesirable side effects.

•	Kevetrin – Advanced Ovarian Cancer (Phase 2a Trial)

•	As disclosed on February 10, 2017, a Phase 2a trial of Kevetrin (CTIX-KEV-201) has commenced. This is an open-label study evaluating the safety, tolerability, and pharmacokinetics of Kevetrin, as well as changes in select biomarkers and objective tumor response when administered to patients with platinum-resistant/refractory ovarian cancer. The clinical trial comprises two different short-term treatment regimens and will enroll an estimated 10 patients. The trial will directly inform how Kevetrin modulates the p53 signaling pathway. Cellceutix is consulting with a world renowned expert on p53 and a member of the National Academy of Sciences who helped design the study, which is intended to provide potential partners key information on the mechanism of action of the novel compound.

“I think it is pretty easy to see why we are thrilled at our prospects with four different mid-stage trials ongoing,” said Arthur P. Bertolino, MD, PhD, MBA, President and Chief Medical Officer at Cellceutix. “Each study has a valuable component in demonstrating the robustness and potential of our pipeline and I greatly look forward to what I suspect will be a 2017 with a steady flow of information across all four trials.”

“Success in any one of our mid-phase trials could instantly transform the Company overnight,” commented Cellceutix Chief Executive Officer Leo Ehrlich. “Having already engaged in productive discussions with large pharmaceutical companies, Cellceutix remains partnership-focused in 2017. Potentially life-saving drugs and tremendous value creation await patients and shareholders alike as we strive to deliver compelling trial results.”

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Select Financial Results for the Second Quarter of Fiscal 2017

The current primary potential source of cash available to the Company are equity investments through its $30.0 million equity purchase agreement with Aspire Capital signed in March 2015. The Company has financed its operations to date through the sale of its common stock. The Company had raised approximately $11.0 million from initiation of the equity purchase agreement with Aspire Capital through the three months ended December 31, 2016, leaving approximately $19.0 million available. Additionally, as of December 31, 2016, Cellceutix had approximately $3.9 million in cash on hand.

For the three months ended December 31, 2016, the Company’s net loss was approximately $3.36 million, or $0.03 per share, compared to a net loss of $3.32 million, or $0.03 per share, for the three months ended December 31, 2015.

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About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly-traded company under the symbol “CTIX”. Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. Cellceutix believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. Cellceutix’s psoriasis drug candidate Prurisol completed a Phase 2 trial and Cellceutix recently launched a Phase 2b study. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and Cellceutix has commenced a Phase 2 study. In the laboratory, Kevetrin has shown to induce activation of p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Cellceutix is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of oral mucositis in patients with head and neck cancer. Brilacidin-OM, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infection, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). In an ongoing Phase 2 open label Proof-of-Concept trial, favorable interim results have been observed in the first cohort of patients treated with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause Cellceutix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT
Cellceutix Corporation
Leo Ehrlich
info@cellceutix.com

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